EXHIBIT 5

[Letterhead of Thompson Hine & Flory LLP ]

January 10, 2001

Oglebay Norton Company
1100 Superior Avenue
Cleveland, Ohio 44114

ON Minerals Company, Inc.
c/o Oglebay Norton Company
1100 Superior Avenue
Cleveland, Ohio 44114

        Re:    Registration Statement on Form S-4 (SEC File No. 333-             )

Ladies and Gentlemen:

        We are acting as counsel to Oglebay Norton Company, a Delaware corporation (“Oglebay Norton”), and ON Minerals Company, Inc., a newly-formed Ohio corporation and wholly-owned subsidiary of Oglebay Norton Company (“ON Minerals”), in connection with (i) the registration under the Securities Act of 1933, as amended, by a Registration Statement of ON Minerals on Form S-4 (the “Registration Statement”), of 7,249,298 common shares, par value of $1.00, of ON Minerals and (ii) the Agreement and Plan of Merger by and between Oglebay Norton and ON Minerals (the “Agreement”), providing for the merger of Oglebay Norton into ON Minerals and the subsequent reincorporation of Oglebay Norton in the State of Ohio.

        In rendering this opinion, we have examined (a) the Articles of Incorporation of ON Minerals, both as filed and as proposed to be amended, (b) the Code of Regulations of ON Minerals, as proposed to be adopted, (c) the Agreement and (d) such records and documents as we have deemed advisable in order to render this opinion.

        As a result of the foregoing, we are of the opinion that the 7,249,298 common shares of ON Minerals Company, Inc. covered by the Registration Statement will have been duly authorized and, when issued, and subsequently exchanged for the common stock of Oglebay Norton pursuant to the terms described in the Agreement, will be legally issued, fully paid and nonassessable.

        The information set forth in this opinion is as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy that may be enacted or adopted after the date hereof, nor do we assume any responsibility to advise you of future changes in our opinion.

        This opinion is solely for the information and benefit of Oglebay Norton and ON Minerals and their respective stockholders and shareholders in connection with the Registration Statement and subsequent transactions contemplated by the Agreement. Except as set forth below, this opinion is not to be quoted in whole or in part or otherwise referred to in any of Oglebay Norton’s or ON Minerals’ financial statements or other public releases, nor is it to be filed with any governmental agency or other person, without the prior written consent of this firm. This opinion may not be relied upon by any other person or for any other purposes whatsoever.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement as filed with the Securities and Exchange Commission in connection with the transaction contemplated by the Agreement.

Very truly yours,

/s/ Thompson Hine & Flory LLP